UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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April 18, 2024

Dear Fellow Shareholder,

Norfolk Southern’s A Better Way strategy is the foundation of our transformation, and is already delivering meaningful results. Our strategy, overseen by our fit-for-purpose board and executed by our proven management team, is the optimal path forward for our railroad and our shareholders. We have released a presentation outlining the principles of our strategy, as well as the metrics that show how it is taking hold. Highlights of the presentation, which can be found at VoteNorfolkSouthern.com, include:

●	Norfolk Southern is enhancing its position as a safer, more profitable railroad with strong execution by crisis-tested leaders;

●	Our responsive, highly qualified board remains committed to accountability and driving long-term shareholder value; and

●	Ancora’s candidates and proposed strategy would impose significant service, safety, and regulatory risk, impede progress, and ultimately destroy long-term value.

Norfolk Southern’s Board urges shareholders to VOTE the WHITE proxy card FOR ONLY Norfolk Southern’s 13 nominees today.

Norfolk Southern Has the Right Strategy and Leaders to Deliver Long-Term Value

In 2022, Norfolk Southern faced an uphill battle. Industrywide staffing constraints, combined with an inflexible operational approach, reduced the company’s ability to respond as demand sharply rebounded. The board appointed Alan Shaw, a seasoned railroader, because the depth and breadth of his experience would best position us to leverage PSR in a more balanced way, allowing us to deliver top tier revenue and earnings growth with industry competitive margins.

As CEO, Alan developed our balanced strategy, focused on three crucial pillars, with safety at its core:

●	Service: Safely deliver reliable and resilient service with thoughtful design and asset allocation to enhance consistency through all market cycles

●	Productivity: Drive continuous productivity improvement with the same scheduled railroading focus on assets and improved balance of expenses to support competitive margins

●	Growth: Propel smart and sustainable growth with consistent through-cycle service, enabling share recapture and enhancing long-term customer trust to build Norfolk Southern into their supply chain

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Under Alan’s leadership, this strategy delivered tangible results – Norfolk Southern achieved record revenue in 2022, improved operating ratio to the low ~60% range, and had the second highest five-year TSR of its Class I peers. 1

The East Palestine (EP) incident in 2023 disrupted the network and introduced unplanned costs, but the board and Alan took decisive and immediate steps to protect the franchise and shareholders. We kept our promises to make it right with the community, while also staying true to our strategy. Together, the board and Alan overhauled the company’s safety standards and reduced the mainline accident rate by 38% year-over-year in 2023, the lowest level since 1999 and among the best of the North American Class I railroads. Through these enhanced safety initiatives and our community engagement, the board and Alan rebuilt credibility with regulators, elected officials, customers, and the EP community.

Despite the significant impact of EP, we have delivered substantial operating improvements during Alan’s tenure including:

Accelerating Our Productivity with John Orr

To accelerate operational improvement and the execution of our balanced strategy, on March 20, 2024, we brought in operational veteran John Orr as chief operating officer. Over his four-decade career, John has safely applied scheduled railroading principles to drive sustainable long-term value creation across several railroad franchises. John is operating with urgency and has been empowered to accelerate the execution of our strategy, and implement key productivity and efficiency initiatives across Merchandise, Intermodal, Bulk, fuel, and crew planning. In the weeks since John joined, we’ve seen tangible results:6

With his disciplined, safety-first approach, John is the right person to lead our operations and enhance our operating culture. His network assessment is already well underway. His current initiatives include:

1 Through December 31, 2022.

2 Train speed through March 31, 2024, representing the latest monthly data publicly available on our website.

3 Terminal dwell through March 31, 2024, representing the latest monthly data publicly available on our website.

4 Reflects rolling 12-week average through April 14, 2024. Latest internal data available.

5 Reflects rolling 12-week average through April 14, 2024. Latest internal data available.

6 Latest internal data available as of April 14, 2024.

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●	Identifying and eliminating corridor bottlenecks

●	Targeting large-volume Merchandise terminals for improved velocity and productivity

●	Driving standard processes across all workstreams

●	Rationalizing locomotives and cars

●	Replicating these best practices across the network

Under Alan and John’s leadership, Norfolk Southern is on the right path. Together, we will close the gap with our peers by achieving an operating ratio of 64-65% in the second half of 2024, and a sub-60% operating ratio in three to four years.7

Alan and John Will Drive Greater Value for Shareholders Than Ancora’s “High Risk Ticket” of Jim Barber and Jamie Boychuk

Ancora wants to take control of your company to appoint an unqualified CEO, who is unfamiliar with railroad operations, our customers, and the regulatory environment, and a COO with a history of taking unnecessary and counterproductive risk. In contrast, Alan’s vision and expertise, combined with John’s track record of execution, represent The Better Way for shareholders and other stakeholders:

The Better Way		VS	The "High Risk Ticket"	
Alan Shaw	**John Orr**		**Jim Barber**	**Jamie Boychuk**
✔ As CEO, navigated NSC through a complex corporate crisis resulting in **strengthened relationships with regulators** ✔ **Diverse, broad-based experience** in finance, operations, and marketing, and a **Chartered Financial Analyst** ✔ **Delivered a 62% OR in 2022 with record annual railway operating revenue** in first year as CEO ✔ **Drove revenue growth, outpacing Class I railroad peers** during tenure as CMO from 2015 – 2021 ✔ **Developed relationships with key customers as CMO** – uniquely positioned him to grow revenue as CEO	✔ **PSR expert** and award-winning author in operations; received Railway Age's 2023 Top Influencer award ✔ Spearheaded turnaround of CPKC's Mexico operations by **successfully implementing a high-efficiency operating model** ✔ **Proven ability to build strong relationships with customers, regulators, unions, and industry partners**		✖ **No rail industry experience** ✖ **Unproven CEO candidate; never previously led an entire company as CEO**, and served only two years as COO of UPS ✖ Has been on the bench **for 5 years during the most important event in global supply chain history, the COVID-19 pandemic** ✖ **Unsuccessful CEO candidate** at C.H. Robinson, where he was also endorsed by Ancora ✖ **"Director-for-hire" previously nominated by Sachem Head** at US Foods, where he currently serves as a director	✖ **Degraded operations at CSX despite inheriting a well-run operation** from Hunter Harrison and Ed Harris ✖ **Allowed CSX's margins to deteriorate by 400bps, train speed to slow by 17%, average dwell hours to worsen by 14%, and mainline accident rate to increase by 76%** ✖ Drove one of Norfolk Southern's major customers (and an existing CSX customer) **to threaten cancellation of its contracts with Norfolk Southern if Boychuk joins the management team**

7 The operating ratio improvements represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

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Norfolk Southern’s Board of Directors Is Committed to Accountability and Protecting the Company’s Future Success

In addition to supporting the transformation of Norfolk Southern’s strategy, the board has implemented other important initiatives informed by thoughtful feedback from shareholders. The board also has an established track record of ensuring it has the right skills and expertise to oversee the company’s strategy, and of holding management accountable.

The Board Has Listened to Shareholders and Held Management Accountable

In 2023, Norfolk Southern held 55 meetings with 40 shareholders, representing 49% of our outstanding shares. In response to shareholder feedback, the Human Capital Management and Compensation Committee exercised negative discretion to reduce the 2023 annual incentive plan payout to zero for all named executive officers in alignment with the impact of EP on shareholders.

Additionally, the board:

●	Added safety as a compensation component

●	Implemented a supplemental clawback policy that exceeds the NYSE requirements; and most recently

●	Added operating ratio as an explicit metric for management compensation to align with the improvements needed to achieve a sub-60% operating ratio in three to four years.[8]

These efforts further align management incentives with the company’s financial and operational goals and strategy, which include service, productivity, and growth, with safety at its core.

The Board has Proactively Refreshed Its Ranks and Provided Effective Oversight

As a reflection of best-in-class governance practices, and to ensure it has the necessary expertise to oversee Norfolk Southern’s success, the board appointed six new directors in the last five years, including two in 2023. The complementary skills added to our board have improved oversight of the company’s approach to safety, operations, enterprise risk management, and cybersecurity. The board has also taken initiatives to improve operations and oversight, including:

Safety

●	Increasing Safety Committee meeting cadence and amending the charter to ensure receipt of comprehensive feedback, including from craft employees

●	Recalibrating the company’s event management process to prioritize root cause analysis and corrective actions

●	Rotating the Safety Committee chair

●	Appointing Philip Davidson, former U.S. Navy Admiral who led a comprehensive review of the U.S. Navy’s safety protocols, to the board

●	Adding safety metrics to the executive compensation plan

8 The operating ratio improvements represent adjusted operating ratio. See “Non-GAAP Financial Measures” below for information regarding the definition and reconciliation to GAAP operating ratio.

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Enterprise Risk Management

●	Supplementing existing Enterprise Risk Council with cross-functional working groups

●	Aligning reporting of quarterly and monthly risk metrics with reporting of other operational and performance metrics

●	Developing a crisis management playbook and conducting periodic tabletop exercises

●	Enhancing third-party risk management programs

Cybersecurity

●	Amending Finance and Risk Management Committee charter to enhance reporting

●	Streamlining procedures to ensure timely evaluation and reporting of potentially material cybersecurity incidents

●	Receiving reports on resiliency and cybersecurity assessments

●	Tracking key risk indicators with respect to our primary information technology, cybersecurity, and privacy risks

Ancora’s Reckless Implementation of PSR Would Hinder Our Momentum and Destroy Future Value

Ancora’s proposed strategy raises significant safety and service concerns. Its highly aggressive targets would require approximately 2,900 employee furloughs in the first year, jeopardizing service, safety, and growth. Executing Ancora’s plan would spark immediate backlash from regulators, strain profitable customer relationships, and damage long-term shareholder value.

Customers have expressed serious concerns over potential service deterioration under Ancora’s plan. A recent Stephens survey of rail shippers highlights the risks and the perspectives of important customers.9

9 Source: rail shipper survey on the activist campaign at NSC. Justin Long, Analyst, Stephens. Permission to use quotes was neither sought nor obtained.

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Stephens Survey of Rail Shippers Shows Customers Believe in Norfolk Southern

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Ancora’s Approach Lacks Substance and Integrity

Norfolk Southern has remained open to finding a constructive solution with Ancora. Nonetheless, Ancora continues to demand control of the company, and is not willing to engage in any reasonable manner. Despite several good-faith attempts to engage with Ancora, including interviewing their director nominees and offering to add their most qualified candidates to the board – they have refused to consider any resolution that does not entirely overhaul our board and management team.

More recently, Ancora has peddled a false and malicious narrative against our COO, John Orr. Ancora’s attempt to malign John is nothing more than an effort to obscure the fact that their own COO candidate, Mr. Boychuk, upon inheriting a well-running railroad from Ed Harris as COO of CSX, oversaw significant deterioration in operational performance, resulting in weaker margins, slower train speeds, and an alarming increase in mainline accident rate. Mr. Boychuk’s track record and reputation are well-known in the industry and to Norfolk Southern.

Despite his claims to the contrary, to achieve the near-term operational gains Ancora is promising, Mr. Boychuk would indeed need to implement a “slash-and-burn” playbook – he has explicitly stated he would “strip this thing down to the studs” regarding Norfolk Southern’s network.

This approach offers only downside for Norfolk Southern’s shareholders, customers, and employees. John Orr is clearly a superior operator with better results and judgment, and his early actions are already bearing fruit.

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Ancora has also made highly inaccurate claims regarding our agreement with CPKC relating to the waiver of John Orr’s non-compete provisions, and the considerations to the Meridian Speedway and the Meridian Terminal. Ancora’s analysis of the value of the revised Meridian Speedway agreements is completely inaccurate and based on a flawed premise.

The changes made to the Meridian Speedway agreements are not consequential to the company:

●

The intermodal traffic covered by the Dallas Terminal Marketing Agreement amendment represents a minority of the company’s business (~25%) on the Meridian Speedway and accounts for only approximately 1% of the company’s total revenue

●	The change merely allows for the potential for increased competition in the long-term along a corridor where competition and pricing are mainly defined and set by abundant truck capacity

●	The company did not give up its option to acquire the Dallas Wylie Terminal

●

Norfolk Southern will maintain a more competitive route between Dallas and the Southeast, with faster transit times for the foreseeable future while substantial capital projects are undertaken on the competing line

Ancora is grasping at false accusations as a means to an end – wholesale board and management change – no matter the cost or the risk to shareholders.

“Across the industry, rail executives are concerned about Ancora’s proxy battle at NS. The message it sends: Short-term activists will take aim at any railroad that reduces the emphasis on the operating ratio while trying to create an upward spiral of service, growth, profits, and investment. And that, they say, will have a chilling impact on rail volume and the long-term prospects of railroads, their employees, customers, and shareholders.”

– Bill Stephens, TRAINS[10]

Norfolk Southern’s strategy focused on service, productivity, and growth, with safety at its core, is A Better Way forward for our shareholders and all our stakeholders. We have a clear path to success, guided by our highly qualified board and driven by our experienced management team, that is now being threatened by Ancora’s harmful, short-term strategy.

Vote The White Proxy Card Today

As we approach the Annual Meeting on May 9, 2024, you have an important decision to make regarding the future of your investment in Norfolk Southern. We believe the negative impact Ancora’s proposal would have is crystal clear and Norfolk Southern’s plans for the future of the company are undoubtedly the right choice for shareholders.

We strongly urge you to vote for the entire slate of 13 highly qualified and experienced Norfolk Southern director nominees. Your vote is extremely important, no matter how many shares you own. Please use the enclosed WHITE proxy card to vote FOR ONLY Norfolk Southern’s 13 nominees today.

10 Source: Ancora’s Safety White Paper Can’t Withstand a Simple Fact Check: Analysis. Bill Stephens, Trains. Permission to use quotes was neither sought nor obtained.

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Thank you for your continued support and investment in Norfolk Southern.

Sincerely,

Thomas D. Bell, Jr.	Mitchell E. Daniels, Jr.	Philip S. Davidson	Francesca A. DeBiase

Marcela E. Donadio	John C. Huffard, Jr.	Christopher T. Jones	Thomas C. Kelleher

Steven F. Leer	Michael D. Lockhart	Amy E. Miles	Claude Mongeau

Jennifer F. Scanlon	Alan H. Shaw	John R. Thompson

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YOUR VOTE IS IMPORTANT!

If you have any questions about how to vote your shares,

please call the firm assisting us with the solicitation of proxies:

(877) 750-9496
(toll-free from the U.S. and Canada)

+1 (412) 232-3651
from other countries

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Important Additional Information

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Concerning Participants

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by

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applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This document includes the presentation and discussion of adjusted operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period to period comparisons by excluding the costs arising from the East Palestine incident, and in 2024, also excluding other charges relating to restructuring efforts, shareholder matters and a deferred tax adjustment. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, including full year 2024 adjusted operating ratio guidance and our longer term adjusted operating ratio target, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non- GAAP)
	($ in millions, except per share amounts)

Income from railway operations	$2,851	$1,116	$3,967

Income taxes	$493	$270	$763

Net income	$1,827	$846	$2,673

Diluted earnings per share	$8.02	$3.72	$11.74

Railway operating ratio (percent)	76.5	(9.1)	67.4

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